UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 15, 2021
Date of Report
(Date of earliest event reported)

Eledon Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

__________________________________________________________________________________________

Delaware (State or other jurisdiction of incorporation)	001-36620 (Commission File Number)	20-1000967 (IRS Employer Identification No.)

19900 MacArthur Blvd., Suite 550

Irvine, California 92612

(Address of principal executive offices, including Zip Code)

(949) 238-8090

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ELDN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Effective as of March 15, 2021, Eledon Pharmaceuticals, Inc. (the “Company”) appointed Paul Little as the Company’s Chief Financial Officer. In that role, Mr. Little will also serve as the Company’s principal financial officer, replacing Jon Kuwahara in that role. Mr. Kuwahara will continue to serve as the Company’s Senior Vice President of Finance and Administration and principal accounting officer.

Mr. Little, age 55, has over 30 years of financial, operations, business strategy and leadership experience in global public companies. Most recently, Mr. Little served since 2018 as Chief Financial Officer, Senior Vice President and Treasurer for Sientra, Inc., a global aesthetics medical device company, where he led finance, investor relations, IT and manufacturing. Prior to Sientra, Mr. Little served as Chief Operating Officer for Candela Medical (formerly Syneron-Candela) where he led the Company’s global supply chain and service organization and helped lead the execution of the growth strategy culminating in the sale of the company.  Before Candela Medical, Mr. Little held various leadership positions at Allergan PLC, including as Vice President, Finance and Commercial Operations for the Medical Aesthetics division. He began his career in public accounting at KPMG and holds a B.A. degree in Business Economics from the University of California, Santa Barbara.

Mr. Little’s employment agreement provides for “at will” employment. Pursuant to the terms of his employment agreement, Mr. Little is entitled to an annual base salary of $410,000 and an annual target bonus equal to 40% of his base salary. In addition, Mr. Little was granted an option to purchase up to 160,000 shares of Common Stock at an exercise price equal to the fair value of the common stock on the date of grant, which option vests and becomes exercisable over a four-year period from the date of grant. This option has been granted outside of the Company’s stockholder-approved equity incentive plans as an “inducement” award under Nasdaq Marketplace Rule 5635(c). Mr. Little is eligible to participate in the employee benefit plans generally available to full-time employees, subject to the terms of those plans.

Pursuant to the terms of his employment agreement, if Mr. Little’s employment is terminated for cause (as defined in his employment agreement) or by Mr. Little without good reason (as defined in his employment agreement), Mr. Little will receive: (i) his base salary accrued through the date of termination, (ii) any annual bonus amount earned, but unpaid, as of the date of termination for the year immediately preceding the year in which termination occurs, (iii) unpaid expense reimbursements and (iv) any vested benefits under Company employee benefit plans (collectively, the “vested rights”). Pursuant to the terms of his employment agreement, if Mr. Little’s employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Little for good reason (as defined in his employment agreement), Mr. Little will receive the vested rights, and, subject to Mr. Little’s execution of a release in favor of the Company, Mr. Little will be entitled to receive: (i) an amount equal to nine months of base salary, (ii) credit for an additional nine months of vesting under all outstanding equity awards that are subject to time-based vesting criteria, and (iii) up to nine months of health insurance reimbursement under COBRA. In the event that Mr. Little’ employment is terminated without cause or for good reason within 30 days before or twelve months after a “change in control” (as defined in his employment agreement), in lieu of the severance payments and benefits described in the preceding sentences and subject to Mr. Little’s execution of a release in favor of the Company, Mr. Little will be entitled to receive, in addition to the vested rights: (i) an amount equal to 1.0 times his annual base salary and payment of his annual bonus in the target amount (or the prior year’s amount, if greater), (ii) a prorated bonus for the year in which termination occurs, (iii) full acceleration of vesting of all equity awards subject to time-based vesting criteria, and (iv) up to 12 months of health insurance reimbursement under COBRA.

In connection with Mr. Little’s appointment as Chief Financial Officer, Mr. Little is expected to enter into the Company’s standard form of indemnification agreement. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Mr. Little for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as an officer of the Company.

Mr. Little has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Little and any other person pursuant to which he was appointed as an officer and/or director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eledon Pharmaceuticals, Inc.

Date: March 15, 2021	By:/s/ David-Alexandre C. Gros
Name: David-Alexandre C. Gros
Title: Chief Executive Officer